Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 1, 2005, with respect to the consolidated financial statements of etrials Worldwide, Inc. included in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-129314) and related proxy statement/prospectus of CEA Acquisition Corporation for the registration of shares of its common stock and warrants to purchase its common stock.

/s/ Ernst & Young LLP

Raleigh, North Carolina

December 9, 2005